Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Business First Bancshares, Inc. on Form S8 No. 333-234256 of our report dated June 20, 2025, on our audits of the financial statements of the b1BANK Employee Retirement Plan and Trust as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and supplemental schedule as of December 31, 2024, which report is included in this Annual Report on Form 11-K to be filed on or about June 20, 2025.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Metairie, Louisiana

June 20, 2025